Exhibit 99.1

Kopin Corporation Reports First Quarter 2026 Financial Results

Strategic Collaboration with Fabric.AI Opens Multi-Billion-Dollar AI Infrastructure Opportunity Through Jointly-Developed Neural I/o™ Optical Interconnect Technology

$21.5 Million Follow-On Thermal Imaging Production Contract Awarded; Strong Balance Sheet Supporting Strategic Growth Investments Including U.S. OLED Microdisplay Manufacturing

WESTBOROUGH, MA — May 12, 2026 — Kopin Corporation (Nasdaq: KOPN) (“Kopin” or the “Company”), a leading provider of application-specific optical systems and high-performance microdisplays for defense, training, enterprise, industrial, consumer and medical products, today announced preliminary unaudited financial results for its first quarter ended March 28, 2026.

First Quarter Financial Summary:

$ in millions	Q1 2026	Q1 2025	% Change
Total Revenues	$10.6	$10.5	0%
Product Revenues	$5.4	$9.2	(41)%
Non-Product Revenues *	$5.2	$1.3	292%
Cost of Product Revenues	$5.6	$7.6	(26)%
R&D Expenses	$4.9	$2.1	133%
SG&A Expenses	$6.0	$4.7	28%

* Non-Product revenue consists of Funded R&D, Collaborative agreement, and Grant revenue streams

First Quarter 2026 & Subsequent Operational Highlights

●	Announced strategic collaboration with Fabric.AI to jointly develop Neural I/o™, a MicroLED-based optical interconnect technology designed to replace copper wiring between GPUs and high-performance processors in AI data centers. Backed by a $15 million initial development order and a 19.9% equity stake in Fabric.AI as exclusive manufacturer of Neural I/o™ chipsets, the collaboration opens a multi-billion-dollar addressable market in AI hardware, specifically within US Government and Department of War applications which by-law require US manufacturing.

●	Entered the FPV drone market with Sentinel FPV™, supported by an initial $3.2 million order with potential delivery of up to 40,000 goggles by year-end 2028. Sentinel FPV™ features industry-first Dual Situational Awareness (Dual SA) technology, letting operators view high-definition drone imagery while retaining peripheral awareness of their surroundings.

●	Secured additional defense awards across the quarter and subsequent period, including: a $21.5 million follow-on thermal-imaging eyepiece production contract from a major U.S. defense prime; $5.6 million of new European pilot helmet-mounted display orders ($2 million Tier-1 production order plus $3.6 million advanced avionic HMD order for a rotary-wing platform); and a $1 million initial DarkWAVE™ development order from Theon International, transitioning the 960p OLED module to production-readiness for Theon’s DARK-I platform targeting the ~2 million installed base of standard night vision goggles.

●	Awarded a Phase I SBIR contract from the U.S. Government to advance full-color, smaller-format MicroLED displays for soldier-borne applications — the second MicroLED-focused U.S. Army award in six months, building on the $15.4 million IBAS contract from September 2025.

●	Announced full-scale U.S. OLED microdisplay manufacturing at the Company’s Westborough, Massachusetts headquarters with the purchase of a state-of-the-art OLED Deposition System and related equipment, addressing surging domestic demand for U.S.-built OLED microdisplays for FPV systems, thermal weapon sights, and other soldier-borne defense applications.

●	Participated at the Needham Growth Conference, ROTH Conference, SHOT Show 2026, and SPIE AR/VR/MR 2026, and launched the 2026 Technology Demo Days Tour with events in New York City, Minneapolis, and Boston.

Management Commentary

Michael Murray, Chief Executive Officer of Kopin, said: “What we have achieved year-to-date 2026 marks a significant inflection point for Kopin. Subsequent to quarter end we announced our strategic collaboration with Fabric.AI — a transformational milestone that extends Kopin’s MicroLED and bi-directional NeuralDisplay™ capabilities into one of the fastest-growing segments of the technology market. Through our jointly-developed Neural I/o™ optical interconnect technology, we are repurposing programmable MicroLED pixels as ultra-high-speed optical transceivers designed to replace the dense copper wiring used between GPUs and high-performance processors in AI data centers. Backed by a $15 million initial development order from Fabric.AI and a 19.9% equity ownership stake, this collaboration broadens Kopin’s addressable market well beyond defense and industrial applications and positions the Company as a strategic enabler in the rapidly expanding AI hardware ecosystem.

“In parallel, the order momentum that built throughout 2025 in our core defense markets recovered as expected from Government shutdown(s) and accelerated in the first quarter of 2026. New European helmet-mounted display orders alone added more than $5 million of awards during the quarter, our $1 million DarkWAVE™ development order from Theon advanced our international expansion, and our new Phase I SBIR award reinforced Kopin’s leadership in domestic MicroLED for soldier-borne systems. Subsequent to quarter end we received a $21.5 million follow-on production contract for U.S.-made thermal imaging assemblies and a $3.2 million initial Sentinel FPV™ order, formally entering the high-growth FPV drone market with our differentiated Dual Situational Awareness technology.

“With our strengthened balance sheet, we are leaning into prudent, profit-forward investments to support these growing opportunities. Our decision to bring full-scale OLED microdisplay manufacturing in-house at Westborough is a great example: we are comfortable with our cash position, and targeted investments such as this one are precisely how we are positioning the defense business to sustain long-term growth. The OLED deposition system gives us greater speed, flexibility, and cost control, expands the sovereign supply chain options available to our defense customers, and complements our existing U.S. capabilities for AMLCD, FLCoS, MicroLED, and now OLED — reinforcing our position as the only company in the United States manufacturing four types of microdisplays,” concluded Murray.

First Quarter 2026 Financial Results

Total revenues for the first quarter ended March 28, 2026, were $10.6 million, as compared to $10.5 million for the first quarter ended March 29, 2025. The slight year-over-year increase reflects new award and collaboration revenue contributions from the Company’s government MicroLED award and strategic AR/thermal clip-on partnership, which more than offset a decline in product revenues.

Product revenues for the first quarter were $5.4 million, as compared to $9.2 million in the year-ago period. The year-over-year decrease was primarily due to lower shipments of products for thermal weapon sight applications and liquid crystal displays.

Non-Product revenues were $5.1 million in the first quarter of 2026, as compared to $1.3 million in the first quarter of 2025. The increase was primarily driven by award revenue recognized in connection with the Company’s government award for the development of ultra-bright, full-color MicroLED displays optimized for ground soldier augmented reality applications, together with collaboration revenue from a strategic partnership to develop a next-generation clip-on with augmented reality and thermal integration capabilities.

Cost of product revenues for the first quarter of 2026 was $5.6 million, or 103% of net product revenues, as compared with $7.6 million, or 83% of net product revenues, for the first quarter of 2025. The increase as a percentage of net product revenues was primarily attributable to reduced production efficiency on a lower revenue base.

Research and Development expenses for the first quarter of 2026 were $4.9 million, as compared to $2.1 million for the first quarter of 2025. The increase was primarily driven by higher funded research and development costs in connection with the Company’s government award for the development of ultra-bright, full-color MicroLED displays for ground soldier augmented reality applications, partially offset by lower internal R&D spend on process improvements.

Selling, General and Administration expenses were $6.0 million in the first quarter of 2026, as compared to $4.7 million in the first quarter of 2025. The increase was primarily due to higher professional fees and accrued performance-based compensation.

As of March 28, 2026, the Company had cash and cash equivalents of $34.1 million, with total cash, restricted cash and marketable securities of $59.5 million inclusive of $25.3 million of restricted cash bonded against the BlueRadios litigation appeal. Following the deconsolidation of Kopin Europe Ltd. in October 2025, the Company’s reported cash position is wholly domestic, and the Company’s analysis supports that its current liquidity is sufficient to fund operations through at least the end of the second quarter of 2027 and beyond.

Earnings Call and Webcast

Management will host an investor conference call at 8:30 AM Eastern time today, Tuesday, May 12, 2026 to discuss the Company’s first quarter 2026 financial results, provide a corporate update, and conclude with Q&A from telephone participants.

To participate, please use the following information:

Q1 2026 Earnings Conference Call

Date: Tuesday, May 12, 2026

Time: 8:30 AM Eastern time

U.S. Dial-in: 1-877-407-3982

International: 1-201-493-6780

Webcast: KOPN Q1 FY2026 Earnings Conference Call

Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through May 19, 2026. To listen, please call 1-844-512-2921 within the United States and Canada or 1-412-317-6671 when calling internationally, using replay pin number 13760536. A webcast replay will also be available using the webcast link above.

About Kopin Corporation

Kopin Corporation (Nasdaq: KOPN) is a leading developer and provider of innovative display and application-specific optical solutions sold as critical components and subassemblies for defense, enterprise, professional and consumer products. Kopin’s portfolio includes microdisplays, display modules, eyepiece assemblies, image projection modules and vehicle mounted and head-mounted display systems that incorporate ultra-small high-resolution Active-Matrix Liquid Crystal displays (AMLCD), Ferroelectric Liquid Crystal on Silicon (FLCoS) displays, MicroLED displays (µLED) and Organic Light Emitting Diode (OLED) displays, a variety of optics and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com. Kopin is a trademark of Kopin Corporation.

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Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 27, 2025, or as updated from time to time in our Securities and Exchange Commission filings.

Corporate Contact

Kopin Corporation

Erich Manz, Chief Financial Officer

EManz@kopin.com

508-870-5959

Investor Relations Contact

Lucas A. Zimmerman

MZ Group — MZ North America

KOPN@mzgroup.us

949-259-4987

Public Relations Contact

Grace Halvorsen

Lightspeed PR/M

Kopin@lightspeedpr.com